EXHIBIT 10.601

Amendment No.1 to Licensing Agreement with
World Channel, Inc.

Amendment No.1

to

Licensing Agreement

This Amendment No.1 to the Licensing Agreement is made on the 19th day of February, 2001,

Between American Champion Media, Inc. (The Licensor)

22320 Foothill Blvd., Suite 260

Hayward, CA 94541

And World Channel Inc. (The Licensee)

131 So. Maple Ave., Suite 6

So. San Francisco, CA 94080

WHEREBY IT IS MUTUALLY AGREED as follows:

Clause 6 shall be changed to read as following:

6. The Licensee shall pay to the Licensor in consideration of the right granted under this Agreement a Licensing Fee of US$3,000,000 in total. The Licensee shall make the first payment of $300,000 by March 31, 2001 and the second payment of $300,000 by September 30, 2001. Thereafter the Licensee shall pay to the Licensor four annual installment payments of US$600,000 each on or before the end of the years 2002 through 2005.

Licensee shall pledge the amount of $800,000 in its appraised value of company equipment as collateral for the above payments. In the event that Licensee fails to make the License Fee payments to Licensor on time, Licensor should notice Licensee in writing and has the right to liquidate Licensee's pledged equipment to compensate for the lost of License Fee, and Licensor may terminate this Agreement with a 30-day written notice.

All other clauses and terms shall remain unchanged.

IN WITNESS WHEREOF the parties hereto have duly executed this Amendment No. 1 to the Agreement as of the day and year first above written by affixing their respective corporate seals under the hands of their proper signing officers duly authorized on that behalf.

For and on behalf of American Champion Media, Inc.	For and on behalf of World Channel Inc.
By: /s/ Anthony K. Chan Anthony K. Chan Chief Executive Officer	By: /s/ Alan Mok Alan Mok President